Exhibit 10.1

Severance Agreement and Release of Claims

Peter Merkulov (hereinafter “Employee”) and GlobalSCAPE, Inc. (hereinafter “Company”), hereby agree to sever the employment relationship under the terms and conditions set forth below:

1. Consideration. In consideration of the promises and undertakings of Employee memorialized in this Agreement, Company agrees to pay the Severance Pay set forth in Exhibit 1. Both parties understand that the terms provided herein constitute fair and adequate consideration for the execution of this Agreement. Employee acknowledges that by signing this Agreement and accepting the benefits provided herein, Employee is receiving benefits to which Employee would not otherwise be entitled.

2. Indemnification Regarding Taxes. Employee agrees that should the foregoing payment result in Company being held obligated to pay taxes, penalties, or interest, for which Employee was initially responsible and which should have been deducted from the proceeds of the amounts paid, Employee will fully indemnify Company for all such taxes, penalties, or interest actually paid by Company. Employee further agrees that should the foregoing payment be found improper or unwarranted by the Internal Revenue Service or any other taxing authority, with the result that Employee is held obligated to pay additional taxes, penalties, or interest, Employee will not assert, file or make any claims against Company or any of the other Released Parties (as defined in Paragraph 3 below), or pursue any other causes of action against Company or any of the other Released Parties for such taxes, penalties, or interest Employee may be compelled to pay and the costs, including attorneys’ fees, which Employee may have to pay in connection with any disputes between Employee and the Internal Revenue Service or any other taxing authority. Employee acknowledges and agrees that neither Company, nor its respective attorneys, have made any representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement.

3. Release of Claims. Employee, on Employee’s behalf and on behalf of Employee’s family members, heirs, successors, and assigns, in consideration of the promises and undertakings of Company memorialized in this Agreement, hereby release, acquit, and forever discharge: (i) Company; (ii) any companies affiliated with Company, including parent and subsidiary corporations; and (iii) any of the stockholders, officers, directors, agents, servants, employees, representatives, insurers, attorneys, successors, and assigns of Company, in their respective individual, business, and official capacities (all of the foregoing referenced in the immediately preceding (i),(ii), and (iii) as the “Released Parties” and each individually referred to as a “Released Party”), from any and all claims, complaints, liabilities, damages, causes of action, suits, rights, costs, and expenses (including attorneys’ fees) of any nature or kind whatsoever, known or unknown, including but not limited to any claim relating to Employee’s employment or to the termination of Employee’s employment arising under federal, state or local law prohibiting employment discrimination and/or retaliation, which Employee now has, or which Employee had at any time prior to the execution of this Agreement, against the Company. This Release of Claims includes, without limitation, the following:

(i) Claims related to Employee’s employment and/or Employee’s separation from the Company including, without limitation, any allegation of a violation of any employment, bonus, or other compensation agreement with the Company including, without limitation, any claims under any employment agreement between Employee and any Released Party;

(ii) Claims that could be asserted in any Charge of Discrimination filed by Employee with the Equal Employment Opportunity Commission and/or the Texas Workforce Commission--Civil Rights Division;

(iii) Claims arising under state or federal constitution or state or federal statute (including, without limitation, all tort claims), city ordinance, or public policy, including, without limitation, the Securities Exchange Act of 1934, as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Consolidated Ombinus and Budget Reconciliation Act, claims involving employment discrimination, harassment, and/or retaliation of any form (including, without limitation, claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1870, 42 U.S.C. §1981, the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Equal Pay Act, 29 U.S.C. §206, the Texas Commission on Human Rights Act, Tex. Lab. Code Ann. §21.001 et seq., and/or the Texas Workers’ Compensation Act, Tex. Lab. Code §451.001 et seq., the Texas Labor Code, the Fair Labor Standards Act, or the Equal Pay Act, or any other federal, state or local law;

(iv) Claims arising under state or federal contract, tort, or common law, including, without limitation, any claim of breach of contract, promissory estoppel, detrimental reliance, wrongful discharge, false imprisonment, assault, battery, intentional infliction of emotional distress, defamation, slander, libel, fraud, invasion of privacy, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, conversion, and tortious interference with any type of third-party relationship, as well as any and all damages that may arise out of any such claims, including, without limitation, claims for economic loss, lost profits, loss of capital, lost wages, lost earning capacity, emotional distress, mental anguish, personal injuries, punitive damages, or any future damages;

(v) Claims of retaliation of any nature, including, but not limited to, the anti-retaliatory provisions of the statutes identified in Paragraph 3(iii) of this Agreement; and

(vi) CLAIMS OF NEGLIGENCE OF ANY KIND INCLUDING, WITHOUT LIMITATION, GROSS NEGLIGENCE AGAINST GLOBALSCAPE BASED UPON THE ACTION OR INACTION OF GLOBALSCAPE.

Employee does not waive the right to apply for workers’ compensation, any state-provided unemployment compensation for which Employee may otherwise be qualified, or any other right that may not be waived by agreement between the parties.

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4. Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee IS WAIVING AND RELEASING ANY RIGHTS EMPLOYEE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has forty-five (45) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; (e) Employee has been advised of the eligibility factors and the time limits applicable and that Employee has been provided with information in writing about job titles and ages of all individuals eligible or selected for the program, a copy of which is attached hereto as Exhibit 2; and (f) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 45-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

5. Non-disclosure of Terms of Agreement. Further in consideration of the promises and undertakings of Company memorialized in this Agreement, Employee represents and warrants that Employee has not disclosed to any person the existence or the terms of this Agreement. Employee and Company agree that this instrument shall not be filed of record or disclosed to any other persons, that all of the terms of this Agreement including but not limited to the amount paid in severance by Company, and that all of Employee’s claims and allegations against Company shall be kept confidential by Employee and shall not be divulged by him to any person, other than Employee’s spouse, accountants or tax return preparers except as they may be required by law or judicial process to reveal such information.

6. Confidential Information. During Employee’s employment with Company, Employee was provided with and had access to and knowledge of Company’s method of operation and other confidential information. Employee understands that this confidential information is in the nature of a trade secret, and is the exclusive property of Company. Employee covenants and agrees that Employee will not, directly or indirectly, use for Employee’s own benefit, use to the detriment of Company, or divulge to persons other than authorized representatives of Company, any confidential information of Company. Employee further agrees that Employee’s Confidentiality, Nondisclosure, Nonsolicitation, Noncompete, and Inventions Agreement, as it may have been amended in writing (“Confidentiality Agreement”) survives the execution of this Agreement and is not superseded by this Agreement, and is incorporated as if fully set forth herein. To the extent that the provisions of the Confidentiality Agreement state that any provision therein does not apply upon involuntary termination of employment due to company lay-off, Employee agrees that such exception shall not apply, and in consideration of the Severance Pay, Employee affirms that Employee will comply with all provisions of the Confidentiality Agreement, including the provision(s) with an exception for termination of employment due to company lay-off. Employee acknowledges that irreparable injury will result to Company in the event of Employee’s breach of any of the provisions herein. Consequently, in addition to any other rights or remedies available to Company for breach of this Agreement by Employee, Company shall be entitled to enforcement by preliminary or temporary restraining order and injunction. In the event Company seeks a restraining order and injunction in accordance with this Agreement, Employee agrees that a bond posted by Company in the amount of $500 is reasonable and sufficient.

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7. Return of Company Property. Further in consideration of the promises and undertakings of Company memorialized in this Agreement, Employee agrees and represents that Employee has returned to Company any and all items of Company’s property, including but not limited to files, manuals, business records, customer records, correspondence, software and related program passwords, computer printouts and disks, electronically stored information (“ESI”) that resides on any of Employee’s personal electronic devices including but not limited to a personal computer, keys, equipments, and any and all other documents or property which Employee had possession of, access to, or control over during the course of Employee’s employment with Company or subsequent thereto, including but not limited to any and all documents of Company and any documents removed from or copied from other documents contained in Company’s files. Employee further acknowledges and agrees that all of the documents or other tangible things to which Employee has had possession of, access to, or control over during the course of or subsequent to Employee’s employment with Company, including but not limited to all documents or other tangible things, pertaining to any specific business transactions in which Company was involved, or to any customers and suppliers of Company, or to the business operations of Company are considered confidential and have been returned to Company. In the event Employee is in possession of ESI that resides on any of Employee’s personal electronic devices including but not limited to a personal computer, upon returning Company’s ESI to Company, Employee agrees and represents that all Company ESI has been deleted from all personal electronic devices and is inaccessible to Employee or any other party having access to those devices. Employee represents that Company property including Company ESI has not been copied and/or distributed to anyone who is not an authorized representative of Company. Employee will provide, upon Company’s request, verification under penalty of perjury that Employee deleted Company ESI from all personal electronic devices and made Company ESI inaccessible to Employee or any other party having access to those devices immediately upon Company’s acceptance of Employee’s resignation, and that Employee has not copied and/or distributed Company ESI to anyone who is not an authorized representative of Company.

8. User IDs and Passwords. Immediately upon Company’s acceptance of Employee’s resignation, or upon request, Employee agrees to provide all User IDs and Passwords used by Employee, and of any other party of which he is aware, to access Company ESI on Company computers, electronic devices, and software.

9. Non-Disparagement. It is understood and agreed by Employee that Employee will not, in any manner, disparage Company. It is also understood and agreed by Employee and Company that Company will state that Employee resigned, provide only a neutral reference consisting of Employee’s dates of employment, last position held and last rate of pay. It is further understood by Employee that Employee is to provide only the name of Leah Webb, Head of Administrative Services of the Company, as the individual to be contacted by all prospective employers of Employee.

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10. Agreement Does Not Apply to Certain Disclosures. The provisions of this Paragraph 10 shall apply, notwithstanding Paragraphs 5-9 and 11. Nothing in this Agreement prohibits Employee or the Company from reporting possible violations of federal law or regulation to the Financial Industry Regulatory Authority or any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Parties do not need prior authorization of other Parties to make any such reports or disclosures, and Parties are not required to notify other Parties that have made such reports or disclosures. Additionally, nothing in this Agreement limits the Employee’s right to receive an award for information provided to any government agency.

Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Employee is further notified that if the Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

11. Cooperation. Further, in consideration of the promises and undertakings of Company memorialized in this Agreement, Employee agrees to fully cooperate with Company and will be available via telephone and e-mail to answer any Company-related questions through date of separation.

12. No Admission of Liability. It is understood and agreed by Employee that this Agreement is for the sole purpose of agreeing to sever the employment relationship of Employee and that, except to the extent necessary to enforce the terms and conditions of this Agreement, neither the Agreement nor any part of it may be construed as, used, or admitted into evidence in any judicial, administrative, or arbitral proceeding, as an admission of any kind by Company.

13. Authority to Execute Agreement. Employee and Company warrant and represent that they have the authority to execute this Agreement without reservation.

14. No Presumption Against Interest. This Agreement has been jointly negotiated, drafted, and reviewed by Employee and Company and, therefore, no provision arising directly or indirectly herefrom may be construed against any Party as being drafted by that Party.

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15. Resolution of Disputes. Employee and Company agree that all disputes, controversies or claims between them arising out of or relating to this Agreement shall be submitted to, and determined by, a judge of a court of competent jurisdiction in Bexar County, Texas, whether in state or federal court. By execution of this Agreement, Employee and Company hereby acknowledge and agree that each party has had an opportunity to consult with legal counsel and that EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY of any dispute pertaining to or relating in any way to the subject of this Agreement, the provisions of any federal, state, or local law, regulation, or ordinance.

16. Complete Defense. Employee understands and agrees that the Agreement is intended to be as broad and comprehensive as possible so that Company shall never be liable, directly or indirectly, to Employee for all claims arising from Employee’s employment or relating to Employee’s employment with or separation from Company. Employee further understands, acknowledges, and agrees that in the event any claim, suit, or action of any kind whatsoever arising from Employee’s employment or relating to Employee’s employment with or separation from Company shall be commenced by Employee, the Agreement shall constitute a complete defense to such claim or action of any kind.

17. No Waiver. Any failure or forbearance by Company to exercise any right or remedy with respect to enforcement of this Agreement or any instrument executed in connection herewith shall not be construed as a waiver of Company’s rights or remedies, nor shall such failure or forbearance operate to modify this Agreement or such instruments in the absence of a writing as provided above. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by all Parties to this Agreement. The waiver by Company of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Company, nor shall any waiver operate or be construed as a rescission of this Agreement.

18. Entire Agreement. Employee and Company finally agree that, except for any other agreement expressly referenced herein as surviving this Agreement, this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by all parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Texas. Employee and Company further agree that if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions. If this Agreement is held to be unenforceable as written, but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

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19. NOTICE: Employee should thoroughly review and understand this Agreement before signing it. THIS AGREEMENT INCLUDES A RELEASE AND WAIVER OF LEGAL RIGHTS AND CLAIMS. Company advises Employee to consult with an attorney prior to executing this Agreement. By signing this Agreement, Employee agrees that Employee fully understands Employee’s right to discuss this Agreement with an attorney of Employee’s choice and that Employee has exercised such right or waived such right. If Employee wishes to accept and agree to these terms, Employee has 45 days within which to sign this Agreement, and seven days after execution of this Agreement to revoke the terms of this Agreement. The “Effective Date” of this Agreement will be the first business day after the revocation period expires.

SIGNED on the dates shown below.

Dated:	8/21/18	/s/ Leah Webb
Leah Webb Head of Administrative Services

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Dated:	08/21/2018	/s/ Peter Merkulow
Employee
		Print Name:	Peter Merkulow

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Exhibit 1

Name of Employee: Peter Merkulov_________________________________

The Company will continue to pay Employee all relevant compensation and reimbursements including, but not limited to base salary, MBO and/or commission payments, business expenses reimbursements as well as provide the same level of benefits for the period through October 31, 2018, “the Separation Date”.

Severance Pay: The base portion of the Severance Pay will be the sum of $42,187.51 payable in biweekly payments beginning November 16, 2018, less applicable and customary taxes and deductions. As a part of the Severance Pay the Company also agrees to pay MBO component for November and December for a total sum of $23,030.00 payable in 2 equal installments. These amounts are collectively to be referred to herein as the “Severance Pay”.

Schedule for payments for MBO part of the Severance Pay are: December 28, 2018 and January 25, 2019.

COBRA premiums: The Company agrees to pay COBRA premiums for medical, dental and vision policies for months of November and December 2018.

Annual Bonus: The Company agrees to pay the annual bonus for the year 2018. The time of the annual bonus payment is to be determined in accordance with the Company’s standard practices. The total amount of 2018 annual bonus is to be calculated based on the attainment determined for the participants of 2018 annual bonus program and will be pro-rated for 10 months.

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Exhibit 2

Older Workers Benefit Protection Act Disclosure Notice

The Older Workers Benefit Protection Act (OWBPA) requires that employers provide specific information to employees who are 40 years of age or older and asked to execute a release of claims in connection with a group termination program. This document provides this information.

The decisional unit is all employees in the Company.

The group of individuals covered: All employees of the Company whose employment is being terminated in August 2018 are eligible for the severance offer, provided that the employee meets the qualifications for receiving severance. The severance policy, as set forth in the employee handbook, is as follows:

SEVERANCE POLICY

In the event of an involuntary termination due to a reduction in force/downsizing, change in company direction, department reorganization, position reclassification, job elimination or termination for performance, GlobalSCAPE provides a severance benefit for the affected employee(s). This does not apply to terminations for cause, refusal to be reassigned or refusal to be relocated.

The rate of severance is based upon length of service with GlobalSCAPE (or as adjusted through acquisition). This policy applies to all exempt and non-exempt, full-time and part-time employees working 70 hours or more per pay period and who receive company benefits. Part-time employees who do not receive company benefits will receive severance pay on a pro-rated basis in accordance with their scheduled hours. GlobalSCAPE will honor the original date of hire with the organization as long as the break-in-service for a rehired employee did not exceed one (1) year in length.

Length of Service	Number of Weeks
More than one year – less than two	2
Two years – less than four	3
Four years – less than six	4
Six years – less than eight	5
Eight years – less than ten	6
Ten years – less than twelve	7
Twelve years or more	8

The maximum allowed severance is eight weeks. Severance is calculated on base pay only. Employees may choose to receive it as a salary continuation benefit (continue payments on scheduled paydays) or in a lump sum.

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Eligibility Factors: In determining who would be selected for the layoff and thus eligible for receiving severance (provided that the employee selected for layoff otherwise meets the criteria for receiving severance), the Company reviewed the Company’s overall performance, reviewed budgetary and cost considerations, and then looked at the relative performance of each individual; the quality of an employee’s work, his/her reliability, and his/her conduct with respect to teamwork.

Time limits: Each employee who is offered a severance proposal has 45 days to consider the Agreement and seven (7) days to revoke acceptance after signing. An employee wishing to receive the Severance Pay must execute the proposed release within such period.

The following table sets forth the job titles and ages of all individuals in the above named decisional unit whose employment was selected for termination and those who were not. Those whose employment was terminated, but who do not otherwise meet the criteria for receiving severance, are marked with as asterisk (*).

Globalscape	Enterprise Sales Manager	62	Y
Globalscape	Senior Software Engineer	28	Y
Globalscape	M&S Specialist	42	N
Globalscape	Product Manager	31	Y
Globalscape	Test Analyst I	36	Y
Globalscape	Channel Marketing Manager	46	Y
Globalscape	Business Development Representative	20	N
Globalscape	Server Support Analyst II	30	N
Globalscape	Senior Consultant	44	N
Globalscape	Content Creation Manager	40	Y
Globalscape	Server Support Analyst II	47	N
Globalscape	Test Analyst III	51	N

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Globalscape	Server Support Analyst II	23	N
Globalscape	Senior Project Manager	64	Y
Globalscape	Senior Sales Engineer	54	N
Globalscape	Vice President of Sales	37	N
Globalscape	Software Engineer in Test	30	Y
Globalscape	Mid Market Sales Manager	29	N
Globalscape	Server Support Analyst I	26	N
Globalscape	Server Support Analyst III	36	N
Globalscape	Senior Software Engineer	39	Y
Globalscape	Mid Market Sales Manager	32	N
Globalscape	Software Engineer	24	N
Globalscape	Director of Product Management	56	Y
Globalscape	Chief Architect for EFT	38	Y
Globalscape	Test Analyst I	35	Y
Globalscape	Test Analyst I	45	Y
Globalscape	Server Support Analyst I	27	N
Globalscape	Office Assistant	61	N
Globalscape	Business Development Representative	23	N
Globalscape	Public Relations Media Relations Specialist	55	Y
Globalscape	Software Engineer	26	Y
Globalscape	International Inside Channel Sales Manager	57	N
Globalscape	Senior System Engineer	37	N
Globalscape	Senior Director of Channel Sales & Marketing	50	Y

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Globalscape	Sales Engineer	47	N
Globalscape	Staff Accountant	29	N
Globalscape	Business Development Representative	24	N
Globalscape	Senior Software Engineer	48	N
Globalscape	Director of Inside Sales	50	N
Globalscape	Software Engineering Manager	55	Y
Globalscape	Server Support Analyst III	33	N
Globalscape	Senior Director of Sales Engineering	48	N
Globalscape	Server Support Analyst III	54	N
Globalscape	Contracts Administrator	29	N
Globalscape	System Administrator	29	N
Globalscape	President & CEO	46	N
Globalscape	Marketing Operations Manager	45	Y
Globalscape	Director of Professional Services	37	N
Globalscape	Senior Sales Engineer	37	Y
Globalscape	Markting Content Manager Copywriter	45	N
Globalscape	Senior Consultant	39	N
Globalscape	Test Analyst I	27	Y
Globalscape	Senior Channel Sales Manager	58	Y
Globalscape	Server Support Analyst III	34	N
Globalscape	Server Support Analyst I	25	N

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Globalscape	Mid Market Sales Manager	55	N
Globalscape	Server Support Analyst III	30	N
Globalscape	Test Analyst I	48	Y
Globalscape	Inside Channel Account Manager	30	N
Globalscape	Server Support Analyst II	29	N
Globalscape	Channel Sales Manager	62	Y
Globalscape	Senior Manager of Marketing Communitcations	55	Y
Globalscape	Senior Consultant	55	N
Globalscape	Senior Network Administrator	45	N
Globalscape	Server Support Analyst II	30	N
Globalscape	Mid Market Sales Manager	35	N
Globalscape	Enterprise Sales Manager	52	N
Globalscape	Recruiting Manager	44	N
Globalscape	Federal Government Sales Manager	60	Y
Globalscape	Server Support Analyst I	32	N
Globalscape	Sales Operations	50	N
Globalscape	Knowledge Manager	59	N
Globalscape	Software Engineer in Test	30	N
Globalscape	Senior Director of Engineering	42	Y
Globalscape	Business Development Representative Lead	44	N
Globalscape	Vice President of Operations	55	N
Globalscape	Senior Product Manager	60	N

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Globalscape	Chief Technology Officer	39	N
Globalscape	Enterprise Sales Manager	44	N
Globalscape	Network Administrator	45	N
Globalscape	Staff Accountant	22	N
Globalscape	Server Support Analyst II	40	N
Globalscape	Inside Sales Representative	42	N
Globalscape	Senior Software Engineer	48	N
Globalscape	Vice President of Marketing	56	Y
Globalscape	Enterprise Sales Manager	51	Y
Globalscape	Server Support Analyst II	39	N
Globalscape	Server Support Analyst II	41	N
Globalscape	Channel Sales Manager	32	N
Globalscape	Senior Director of Product Strategy	46	N
Globalscape	Sales Engineer	48	Y
Globalscape	Director of Client Services	38	N
Globalscape	M&S Specialist	27	N
Globalscape	Product Marketing Manager	25	N
Globalscape	Senior Project Manager	53	N
Globalscape	Test Analyst III	36	Y
Globalscape	M&S Support Specialist	23	N
Globalscape	Vice President of Human Resources	45	Y
Globalscape	Senior Director of Information Systems	41	N
Globalscape	Business Development Representative	23	N

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Globalscape	Director of Demand Generation	44	Y
Globalscape	Server Support Analyst III	32	N
Globalscape	DevOps Engineer	31	N
Globalscape	Test Analyst II	42	N
Globalscape	Mid Market Sales Manager	54	Y
Globalscape	Server Support Analyst I	34	N
Globalscape	Server Support Analyst II	23	N
Globalscape	Server Support Analyst II	29	N
Globalscape	International Channel Account Manager	56	N
Globalscape	Technical Account Manager	27	Y
Globalscape	Business Development Representative	38	N
Globalscape	VP of Business Development & Enterprise Sales	48	Y
Globalscape	Director of Product Marketing, Product Strategy	32	N
Globalscape	Staff Accountant	27	N
Globalscape	Manager of Test	37	N
Globalscape	Software Engineer	24	N
Globalscape	Director of Corporate Administration	53	N
Globalscape	Test Analyst I	44	Y
Globalscape	Software Engineer	32	Y
Globalscape	Senior System Engineer	39	N
Globalscape	DevOps Engineer	36	N

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Globalscape	Sales Engineer	27	N
Globalscape	Sales Operations Specialist	25	N
Globalscape	Test Analyst III	66	N
Globalscape	CFO	55	N
Globalscape	Channel Sales Engineer	48	Y

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